Exhibit 99.31

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) (a)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(IN THOUSANDS)

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net cash provided by operating activities	$259,246	$25,336	$284,582	$217,221	$13,114	$230,335

Cash flows from investing activities:
Decrease in restricted cash	16,892	—	16,892	9,994	—	9,994
Change in restricted investments	(18,216)	—	(18,216)	—	—	—
Funding of note receivable	(7,500)	—	(7,500)	—	—	—
Proceeds from sale of property and equipment	89,610	16,723	106,333	46,869	9,464	56,333
Capital expenditures	(202,464)	(18,570)	(221,034)	(168,046)	(9,127)	(177,173)
Payments received on notes receivable	4,357	—	4,357	5,118	—	5,118
Expenditures on assets held for sale	(5,935)	—	(5,935)	(6,093)	—	(6,093)
Payments received on assets held for sale	11,337	—	11,337	9,089	—	9,089
Payments received on equipment sales receivables	5,580	—	5,580	—	—	—
Other investing activities	(500)	—	(500)	—	275	275

Net cash used in investing activities	(106,839)	(1,847)	(108,686)	(103,069)	612	(102,457)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net	—	—	—	62,994	—	62,994
Repayment of long-term debt and capital leases	(215,141)	(18,212)	(233,353)	(189,390)	(13,398)	(202,788)
Proceeds from long-term debt	10,000	—	10,000	—	5,000	5,000
Payment of deferred loan costs	(9,023)	—	(9,023)	(3,711)	—	(3,711)
Net borrowings (repayments) on revolving line of credit	—	4,834	4,834	—	7,600	7,600
Borrowings under accounts receivable securitization	211,000	—	211,000	164,000	—	164,000
Repayment of accounts receivable securitization	(187,000)	—	(187,000)	(155,500)	—	(155,500)
Issuance of stockholders’ loan receivable	—	—	—	—	(12,000)	(12,000)
Distribution to stockholders’	—	(10,111)	(10,111)	—	(2,564)	(2,564)
Other financing activities	(1,006)	—	(1,006)	138	—	138

Net cash used in financing activities	(191,170)	(23,489)	(214,659)	(121,469)	(15,362)	(136,831)

Net decrease in cash and cash equivalents	(38,763)	—	(38,763)	(7,317)	(1,636)	(8,953)

Cash and cash equivalents at beginning of period	82,084	—	82,084	47,494	1,636	49,130
Cash and cash equivalents at end of period	$43,321	$—	$43,321	$40,177	$—	$40,177

(a)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Condensed Consolidating Statement of Cash Flows for the nine months ended September 30, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.